Exhibit 99.2

Piedmont Natural Gas Increases Dividend for Twenty-Eighth Consecutive Year

Mar 03, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — The Board of Directors of Piedmont Natural Gas (NYSE:PNY) is pleased to announce a dividend increase for the 28th consecutive year. The action, which occurred at the regularly scheduled meeting held today, declared a quarterly dividend on Common Stock of 24 cents per share, a 4.3% increase over the previous quarterly dividend of 23 cents per share. The increased dividend is payable April 13, 2006, to shareholders of record at the close of business on March 24, 2006.

Also today at the Annual Shareholders Meeting, an increase in the number of authorized shares of Common Stock from 100 million to 200 million shares was approved by shareholder vote. “These additional authorized shares give the Company greater financial flexibility,” commented Chairman, President and Chief Executive Officer Thomas E. Skains.

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

SOURCE Piedmont Natural Gas
Headen Thomas, +1-704-731-4438, or +1-704-651-7137, or headen.thomas@piedmontng.com, or David Trusty, +1-704-731-4391, or +1-704-507-6393, or david.trusty@piedmontng.com, both of Piedmont Natural Gas;
or Agency, David Coburn of LGA Inc., +1-704-552-6565, or Cell, +1-704-906-9372, or coburn@lgapr.com, for Piedmont Natural Gas